Exhibit 10.36

Fourth Amendment (hereinafter referred to as the “Agreement”) to the lease agreement executed by and between The Bank of New York Mellon, S.A., Institucion de Banca Multiple (final successor of Banco J.P. Morgan, Sociedad Anonima, Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria) as Trustee under the Trust F/00291 (hereinafter referred to as the “Lessor”), represented herein by Mr. Guillermo de Jesus Medrano Artalejo, in his capacity as Attorney in Fact and by International Manufacturing Solutions Operaciones, S. de R.L. de C.V., (hereinafter referred to as the “Lessee”), a company with its principal place of business in Cuidad Juarez, State of Chihuahua, Mexico, represented herein by Mr. Keith Alan Russell Middleton in his capacity as Chairman of the Board and Attorney in Fact, with the appearance of Viasystems, Inc. (the “Guarantor”), represented herein by Mr. Daniel J. Weber in his capacity as Vice President, in accordance with the following recitals and clauses:

RECITALS

I.	Lessee and Lessor, through their legal representatives state:

a.

That Parque Industrial Internacional Mexicano, S.A. de C.V. (hereinafter referred to as “Intermex”) executed with Electrocomponents de Mexico, S.A. de C.V. (“Electrocomponetes”) a lease agreement dated September 1st, 2002 (hereinafter referred to as the “Original Lease Agreement”) in regards to a plot of land with an approximate surface area of 19,116.86 square meters (approximately 205,722 square feet) (hereinafter referred to as the “Land”), located at Ave. Valle del Cedro No. 1520 in the Parque Industrial Internacional Mexicano (hereinafter referred to as the “Industrial Park”) in Cuidad Juarez, State of Chihuahua, Mexico, having constructed a building thereon identified as CJS-IN-03, with a surface area of 6,409.13 square meters (approximately 68,987.23 square feet) hereinafter referred to as the “Original Building”). The Land and the Original Building will jointly be referred to as the “Original Leased Property”.

b.	That on June 2004, Intermex executed with Electrocomponentes a first amendment agreement modifying clause Third in regards to the lease term and the delivery date of the Original Leased property, as well as clause Fourth related to the lease price (the “First Amendment”).

c.

That on November 4th, 2005 Electrocomponentes executed an assignment of rights agreement with the Lessee, with the appearance of Intermex and the Guarantor, by means of which Electrocomponentes assigned to Lessee each and all of its rights and obligations under the Original Lease Agreement and the First Amendment (the “Assignment Agreement”).

d.	That on December 27, 2005, Intermex consolidated some of its properties, among them the property raised to this Agreement, to a Trust identified as F/00291 pursuant to the Public Deed No. 5,140 granted before Mrs. Josefina Sosa Ramirez, Notary Public No. 32 of Ciudad Juarez, State of Chihuahua, designating as trustee to Banco J.P. Morgan, S.A., Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria, and constituting as the patrimony of the trust, among others, the rights and obligations over the Original Lease Agreement (together with the First Amendment and the Assignment Agreement).

e.	That on October 15, 2007, Banco J.P. Morgan, S.A., Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria, as Trustee under the Trust F/00291 executed with Lessee a second amendment agreement (the “Second Amendment”), to include a first expansion to the building that was part of the Original Leased Property with an approximate surface area of 1,929.23 square meters (approximately 20,766.04 square feet), having said building a total surface area of approximately 8,338.36 square meters (approximately 89,753.27 square feet) (the “Original Leased Property with First Expansion”).

f.	That Banco J.P. Morgan, S.A., Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria transferred the title over the Original Leased Property with First Expansion to a guaranty trust identified as F/253499, executed with HSBC Mexico, S.A. Institucion de Banca Multiple, Grupo Financiero HSBC, Divison Fiduciaria (“HSBC”), in order to guarantee to guarantee certain loan granted by Lessor’s lender, having agreed HSBC and the current Lessor that Lessor would administrate the Original Leased Property with First Expansion and the Original Lease Agreement (together with the First Amendment, the Assignment Agreement and the Second Amendment), and would execute each and all of the agreements related thereto.

g.	That Banco J.P. Morgan, S.A., Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, spin off its Fiduciary Division constituting a new entity which was merged to The Bank of New York Mellon, S.A., Institucion de Banca Multiple (having this transaction full effects as of November 24, 2008), who in its capacity as Trustee under the Trust F/00291 became the new lessor under the Original Lease Agreement (together with the First Amendment, the Assignment Agreement and the Second Amendment).

h.	That Lessor and Lessee executed a third amendment agreement with effects as of September 14, 2009, whereby they agreed modify Recital I paragraphs b) and e) in order in include a second expansion to the building that was part of the Original Leased Property with First Expansion and approximate surface area of 85.40 square meters (approximately 919.24 square feet), having said building a current total surface area of approximately 8.423.75 square meters (approximately 90,672.51 square feet) (the “Leased Property”); as well as to modify Clause Third in order to establish the delivery date of the second expansion, Clause Fourth to modify the lease price, and clause Twelfth to modify the amount of the security deposit (the “Third Amendment”, and together with the Original Lease Agreement, the First Amendment, the Assignment Agreement and the Second Amendment, the “Lease Agreement”).

i.	That Lessor and Lessee wish to modify the Clause Third in order to: (i) extend the lease term, (ii) include an early termination option, and (iii) include certain stipulations for the performance of additional improvements to the Leased Property; and to modify the section of Price of Clause Fourth in order to stipulate the lease rent that will be applicable for the extended term and the construction of the additional improvements. Except as provided herein, all the terms and conditions of the Lease Agreement shall continue in full force and effect in the understanding they do not contravene or are contrary to the terms hereof.

j.	That their legal representatives have the required capacity to execute this Agreement, same which has not been limited nor revoked to the date of execution hereof.

II.	The Guarantor, through its legal representative states:

a.	That on March 1st, 2004, its principal signed a document in order to secure each and every obligation of Electrocomponentes de Mexico, S.A. de C.V. under in the Lease Agreement.

b.

That on November 4th, 2005 its principal appeared in the Assignment Agreement executed between Electrocomponentes and Lessee whereby Electrocomponentes assigned to Lessee each and all of its rights and obligations under the Lease Agreement.

c.	That is wishes to appear on this Agreement in order to grant its consent for the execution of this same and the terms and conditions contained herein, as well as to ratify that it will continue securing the compliance of Lessee’s obligations under this Agreement and the Lease Agreement.

d.	That it has the required capacity to execute this Agreement, same which has not been limited nor revoked to the date of execution hereof.

NOW THEREFORE, in consideration to the foregoing recitals, parties agree to the following:

CLAUSES

FIRST – The parties agree to modify the Clause Third of the Lease Agreement which as of the date of execution hereof shall be read as follows:

“Third – TERM AND DELIVERY OF THE LEASED PROPERTY

Delivery of the Leased Property. Lessor agrees to deliver the Leased Property to Lessee on September 1st, 2002.

Delivery of the First Expansion. Lessor agrees to deliver to Lessee the First Expansion in accordance with the specifications attached hereto as Exhibit “E”, on February 6, 2008.

Delivery of the Second Expansion. Lessor agrees to deliver to Lessee the Second Expansion in accordance with the specifications attached hereto as Exhibit “F”, on November 12, 2009 (the “Substantial Completion Date of the Second Expansion”).

Substantial Completion Date of the Second Expansion means the date on which all the systems and areas of the Second Expansion will be operational and functional. At the Substantial Completion Date of the Second Expansion there may be pending work or minor details (“Punch List Items”). Any minor work included in the Punch List, which shall not interfere with the operation of the Lessee, shall be commenced immediately and completed within the following thirty (30) working days as of the Substantial Completion Date of the Second Expansion.

Additional Improvements. Lessor agrees that it will perform the following improvements to the Leased Property (the “Additional improvements”);

1.	Construction of a new loading dock, including its equipment (loading dock door, seal, bumps, loading dock lights and leveler).

2.	Installation of leveler and seal in certain existing loading dock.

3.	Repair of asphalt in parking lot (for cars and trailers)

Lessee and Lessor expressly agree that the cost of the Additional Improvements referred to in paragraphs 1 and 2 above will be included in the rent to be paid by Lessee, as provided for in Clause Third below. The Additional Improvement referred to in paragraph 3 above will be performed by Lessor at no cost for Lessee.

The abovementioned Additional Improvements will be performed by Lessor in accordance with the plans and specifications attached hereto as Exhibit “G”, and will commence and be delivered to Lessee in accordance with the schedule attached hereto as Exhibit “G-1”. Every time each Additional Improvement is being terminated, Lessee and Lessor will execute a certificate of delivery for such Additional Improvement. The Additional Improvements shall be considered as part of the Leased Property for purposes of this Lease Agreement.

Lessee hereby authorizes the access to Lessor and its contractors to the Leased Property for the performance of the Additional Improvements, and agrees not to interfere with the operation of Lessee.

Acts of God and Force Majeure. If at any working day the weather conditions or other circumstances (beyond Lessor’s best efforts to control it) make materially impracticable Lessor’s ability to perform its obligations under this Lease Agreement, it will be considered as a “Delay Day”. The parties hereto agree that Lessor will be entitled to extend the working schedule for one working day for every Delay Day. Each party’s authorized representative will certify in writing the occurrence and additional dates granted if any. The parties hereto agree that they will conduct their best efforts in order to modify the work schedule to meet the new dates.

Term. The initial term of this Lease Agreement shall commence on September 1st, 2002 and shall terminate on September 4, 2011 (the “Initial Term”), and shall be mandatory for both parties, except as provided in the paragraph below.

The parties hereto expressly agree that in the event that Lessee elects to relocate into another facility owned by Lessor, and executes a lease agreement with Lessor for such new facility and delivers all the guaranties there under, this Lease Agreement may be, at Lessee’s option, early terminated without any further penalty for Lessee, provided that Lessee shall pay Lessor each and all the lease payments hereunder (including without limitation rent, insurance, taxes, maintenance fees and other related payments) and shall comply with each and all of its obligations hereunder until the effective date of termination of this Lease Agreement and delivery to Lessor of the Leased Property, whichever is later. This early termination option shall be valid and binding and exercised by Lessee only as of September 5, 2010 and until September 4, 2011. In case Lessee: (i) executes a lease agreement with Lessor for a new facility owned by Lessor and delivers all the guaranties there under, and (ii) elects to exercise its option of early termination of this Lease Agreement provided for in this paragraph, Lessor will credit Lessee US$45,000 (forty five thousand dollars 00/100) lawful currency of the United States of America in the form of free sent to be applied at the commencement of the payment of the rent by Lessee under such other new lease. In case Lessee elects to terminate this Lease Agreement as provided for in this paragraph it shall do so by delivering to Lessor a written notice after Lessee has executed the lease agreement with Lessor for the new facility owned by Lessor and has delivered to Lessor all the guaranties there under, and with at least 30 (thirty) calendar days prior to the date in which Lessee intends the early termination to be effective. This is mandatory in order for the early termination to be valid and binding before Lessor.

If Lessee fails to perform any of its obligations under the terms of this Lease Agreement, and does not cure such failure within ten (10) working days of receipt of Lessor’s written notice to Lessee of such failure, Lessor may elect without previous court order, to terminate this Lease Agreement and/or demand payment for all remaining rents due Lessor for all the lease term under this Lease Agreement, as well as all other costs and charges associated with Lessee’s failure to perform its obligations in accordance with the terms of this Lease Agreement. Guarantor (as such term is defined below), and Lessee shall be obligated to pay the remaining rents if this Lease Agreement is terminated because of Lessee’s failure to cure its failure to perform any of its obligations under the Lease Agreement.

Extension of Lease Term. Lessee shall have two (2) options to extend the term of this Lease Agreement of four (4) years each one, in the same terms and conditions of this Lease Agreement. The option to extend shall be exercised by the Lessee by means of a written notice delivered to Lessor by certificate mail, return receipt requested, or delivered personally, with at least 180 (one hundred and eighty) calendar days in advance to the termination date of the Initial Term.”

SECOND – The parties agree to modify the section of Price of Clause FOURTH of the Lease Agreement which as of the date of execution hereof shall be read as follows:

“FOURTH – Lease Price

Price. As of September 1st, 2002, Lessee shall pay to Lessor as initial lease price for the Leased Property the amount of US$5.60 (five dollars 60/100) lawful currency of the United States of America per square foot of the Building per year, plus the corresponding Value Added Tax, which is the monthly amount of US$32,194.04 (thirty two thousand one hundred ninety four dollars 04/100) lawful currency of the United States of America, plus the corresponding Value Added Tax.

Beginning with the second year of the Initial Term, and annually thereafter, until August 31st, 2004, the rent shall increase in the same percentage of the increase of the Consumer Price Index of the United States of America during the immediately preceding 12 (twelve) months.

As of September 1st, 2004 until February 5, 2008, Lessee shall pay Lessor the amount of US$5.72 (five dollars 72/100) lawful currency of the United States of America per square foot of the Building per year plus the corresponding Value Added Tax, which amount shall increase 2% annually.

As of February 6, 2008, Lessee shall pay Lessor the amount of US$5.37 (five dollars 37/100) lawful currency of the United States of America per square foot of the Building (which shall include the First Expansion as per the terms of this Lease Agreement) per year plus the corresponding Value Added Tax, which is the monthly amount of US$40,164.59 (forty thousand one hundred and sixty four dollars 59/100) lawful currency of the United States of America plus the corresponding Value Added Tax. This rent shall be increased annually thereafter until September 4, 2010, in the same percentage of the increase of the Consumer Price Index of the United States of America during the immediately preceding 12 (twelve) months.

As of the Substantial Completion Date of the Second Expansion, Lessee shall pay an additional US$303.58 (three hundred three dollars 58/100) lawful currency of the United States of America plus the corresponding Value Added Tax, per month, to include the rent for the Second Expansion, in the understanding that the annual rental increase mentioned in the paragraph above shall include the Second Expansion as of the Substantial Completion Date of the Second Expansion.

Additionally to the amount mentioned in the paragraph above: (i) as of the delivery to Lessee of the new loading dock that is part of the Additional Improvements, and for the following 12 (twelve) months after such delivery, Lessee shall pay an additional US$170.75 (one hundred and seventy dollars 75/100) lawful currency of the United States of America plus the corresponding Value Added Tax, per month, to include in the rent the cost of construction of such new loading dock; and (ii) as of the completion of the installation of the leveler and seal in that certain existing loading dock that is part of the Additional Improvements, and for the following 12 (twelve) months after the completion of this Additional Improvement, Lessee shall pay an additional US$76.12 (seventy six dollars 12/100) lawful currency of the United States of America plus the corresponding Value Added Tax, per month, to include the cost of installation of such leveler and seal to the rent.

Furthermore, as of September 5, 2010, the rent to be paid by Lessee for the Leased Property, will be the amount of US$4.53 (four dollars 53/100) lawful currency of the United States of America per square foot of the Building (which shall included the surface area of the First Expansion and the Second Expansion) per year plus the corresponding Value Added Tax, which is the monthly amount of US$34,248.87 (thirty four thousand, two hundred and forty eight dollars 87/100) lawful currency of the United States of America plus the corresponding Value Added Tax. In case any extension option is exercised, this rent shall be increased annually thereafter, in the same percentage of the increase of the Consumer Price Index of the United States of America during the immediately preceding 12 (twelve) months. “

THIRD – The parties hereto agree that except as provided herein, all the terms and conditions of the Lease Agreement shall continue in full force and effect in the understanding that the same do not contravene or are contrary with the terms hereof and jointly agree with the Guarantor that the stipulations of Clause Twenty First of the Lease Agreement and the guarantee granted by the Guarantor dated March 1st, 2004, shall continue in full force and effect and will cover each and all of the additional obligations of Lessee stipulated in this Agreement.

FOURTH – This Agreement shall not be considered to be a new agreement between the parties and does not novate the obligations of the parties, and must only be interpreted as an amendment of the terms and conditions of the Lease Agreement in the terms hereby agreed upon by the parties.

FIFTH – All defined terms used herein that have not been specifically defined in this Agreement shall have the meaning ascribed to them in the Lease Agreement.

SIXTH – The parties agree that this Agreement is executed in English and Spanish versions. In case of discrepancy, the Spanish version shall prevail.

SEVENTH – It is expressly understood and agreed by the parties that:

(I)	This Agreement is executed by The Bank of New York Mellon, S.A. Institucion de Banca Multiple, not individually or personally but solely as Trustee under the Trust F/00291, in the exercise of the power and authority conferred and vested in it as Trustee.

(II)	Each and all of the representations, undertakings and agreements in this Agreement made on the part of The Bank of New York Mellon, S.A., Institucion de Banca Multiple are intended not as personal representations, undertakings and agreements by The Bank of New York Mellon, S.A. Institucion de Banca Multiple for which The Bank of New York Mellon, S.A., Institucion de Banca Multiple shall be liable with its own assets, but solely as the Trustee with the Trust F/00291 assets.

IN WITNESS WHEREOF, the undersigned parties, through their duly authorized representative, have executed this Agreement on April 20, 2010.

“Lessor”

The Bank of New York Mellon, S.A., Institucion de Banca Multiple (final Successor of Banco J.P. Morgan, Sociedad, Anonima, Institucion de Banca Multiple, J.P. Morgan Grupo Financiero, Division Fiduciaria)

As Trustee under the Trust F/00291

/s/ Guillermo de Jesus Medrano Artalejo

Attorney in Fact

“Lessee”

International Manufacturing Solutions Operacions, S. de R.L. de C.V.

/s/ Mr. Keith Alan Russell Middleton

Chairman of the Board and Attorney in Fact

“Guarantor”

Viasystems, Inc.

/s/ Mr. Daniel J. Weber

Vice President